Exhibit 5.1

June 25, 2002

UTEK Corporation
202 South Wheeler Street
Plant City, Florida 33566

Gentlemen:

     I have acted as counsel to UTEK Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the offering and sale of up to 750,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the Company’s Stock Option Plan (the “Stock Option Plan”) and 2000 Non-Qualified Stock Option Plan (the “Non-Qualified Stock Option Plan” and together with the Stock Option Plan, the “Stock Incentive Plans”). Terms defined in the Registration Statement and not otherwise defined herein are used with the meanings as so defined.

     In so acting, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. I have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

     Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the shares of Common Stock issuable pursuant to the Registration Statement and the Stock Incentive Plans will be, when issued and paid for in accordance with the Stock Incentive Plans, validly issued, fully paid and nonassessable.

     The opinion herein is limited to the corporate laws of the State of Delaware, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

     I consent to the use of this opinion as an exhibit to the Registration Statement. I also consent to any and all references to myself in the Prospectus which is part of said Registration Statement.

     This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without my prior written consent except as noted above.

Very truly yours,

/s/ Sam Reiber, Esq.

Sam Reiber, Esq.